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                       [Letterhead of First Capital, Inc.]


                              Third Quarter Report
                      Nine Months Ended September 30, 2009


Dear Shareholders:

      Our net income for the three months ended September 30, 2009 was $10,000 compared to $803,000 for the three months ended September 30, 2008. Earnings have been negatively impacted by increases in the provision for loan losses and noninterest expenses during 2009.

      Provision for loan losses increased from $602,000 for the three months ended September 30, 2008 to $980,000 for the same period in 2009. The increase is primarily related to two commercial credit relationships. We believe we will continue to see challenging economic times ahead for the near term. We continue to see declining collateral values on foreclosed properties and continued pressure on household budgets.

      Noninterest expense increased $514,000 when comparing the two periods. This increase was primarily due to data processing expenses of $444,000 related to ATM transaction fees. We are disputing a substantial portion of these fees and are seeking a possible partial refund of the disputed amount.

      2009 has been a challenging year for the banking industry. We have seen TARP money for other banks come and go, some banks fall into the "too big to fail" group, and continued pressure on operations from regulatory changes and increased FDIC insurance premiums.

      Management and the Board of Directors continue to manage through these challenging times. We are carefully looking at all expenses, asset quality, and safe and sound revenue opportunities. As we prepare to move into 2010, we want to thank you for your continued support of First Harrison Bank. We know that many of our shareholders are bank customers and use our services and refer their friends and family to the bank.

Best wishes for a happy new year.

Sincerely,

/s/ William Harrod

William Harrod
President and CEO


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                              THIRD QUARTER REPORT
                              --------------------

First Capital, Inc.                                       FINANCIAL HIGHLIGHTS (UNAUDITED)
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
CORPORATE ADDRESS                               BALANCE SHEET HIGHLIGHTS                         As of September 30,     Percent
First Capital, Inc.                             (In thousands except per share and per              2009      2008        Change
220 Federal Drive, NW                             share information)
Corydon, Indiana  47112                         ------------------------------------------------------------------------------------
                                                Total loans (excluding loans held for sale       $323,255   $328,796      -1.69%
                                                Allowance for loan losses                           4,172      2,755      51.43%
COMMON SHARES                                   Allowance for loan losses as                         1.29%      0.84%     54.03%
The common shares of the Company are              a percentage of total loans
listed on The Nasdaq Stock Market (R).            (excluding loans held for sale)
The trading symbol is FCAP.  In newspaper       Total assets                                      $456,626  $445,386       2.52%
listings, Company shares are frequently
listed as First Capital, Inc.
                                                Total deposits                                     368,628   334,672      10.15%
                                                Other borrowings                                    38,602    61,315     -37.04%
TRANSFER AGENT                                  Total equity attributable to
Investor Relations Department                     First Capital, Inc.                               46,624    46,394       0.50%
Registrar and Transfer Company                  Book value per share                                 16.91     16.57       2.02%
10 Commerce Drive
Cranford, New Jersey  07016-9982
Tel:  (800)368-5948
www.rtco.com
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
                                                                                                                            Nine
                                                                                                                           Months
                                                                                   Three Months         Nine Months        Percent
MARKET MAKERS                                  INCOME SUMMARY STATEMENT         Ended September 30,   Ended September 30,  Change
Sweeney Cartwright                             (In thousands)                    2009         2008     2009         2008
Keefe, Bruyette & Woods, Inc.                  -------------------------------------------------------------------------------------
                                               Net interest income              $3,723      $3,900   $11,060     $11,205    -1.29%
                                               Provision for loan losses           980         602     3,364       1,340   151.04%
                                               Noninterest income                  862         928     2,562       2,729    -6.12%
                                               Noninterest expense               3,923       3,069    10,392       8,852    17.40%
                                               Income (loss) before taxes         (318)      1,157     (134)       3,742  -103.58%
                                               Income tax expense (benefit)       (331)        354     (551)       1,151  -147.87%
                                               Less net income attributable          3           -        9            -
                                                to the noncontrolling interest
                                                in subsidiary
                                               Net income attributable to           10         803      408        2,591   -84.25%
                                                First Capital, Inc.
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
                                                                                                                            Nine
                                                                                                                           Months
                                                                                   Three Months         Nine Months        Percent
                                               OTHER FINANCIAL DATA             Ended September 30,   Ended September 30,  Change
                                               (In thousands)                    2009         2008     2009         2008
                                               -------------------------------------------------------------------------------------
                                               Diluted earnings per share       $    -      $ 0.29    $ 0.15      $ 0.92   -83.70%
                                               Cash dividends per share           0.18        0.18      0.54        0.53     1.89%
                                               Return on average assets           0.01%       0.73%     0.12%       0.77%  -84.42%
                                                (annualized)
                                               Return on average equity          0.09%        6.90%     1.15%       7.42%  -84.50%
                                                (annualized)
                                               Net interest margin               3.66%        3.92%     3.62%       3.68%   -1.63%
                                               Net overhead expense as a         3.45%        2.78%     3.05%       2.61%   16.86%
                                                percentage of average assets
                                                (annualized)
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